Exhibit 5.1

[WILLIAMS MULLEN]

October 31, 2002

Board of Directors
Hilb, Rogal and Hamilton Company
4951 Lake Brook Drive, Suite 500
Glen Allen, Virginia 23060

Ladies and Gentlemen:

This letter is in reference to the Registration Statement on Form S-3 (the “Registration Statement”) filed by Hilb, Rogal and Hamilton Company (the “Company”) with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of 1,775,000 shares of the Company’s Common Stock, without par value, including 1,150,000 shares of Common Stock to be sold by the Company (the “Company Shares”), and 625,000 issued and outstanding shares to be sold by The Phoenix Companies, Inc. (“Phoenix”) as a selling shareholder (the “Phoenix Shares”), which shares are proposed to be offered to the public pursuant to an Underwriting Agreement filed as an exhibit to the Registration Statement (the “Offering”). In addition, the underwriters in the Offering will have an option to purchase a maximum of 266,250 issued and outstanding additional shares of Common Stock (the “Over-Allotment Shares”). Phoenix will sell all of the Over-Allotment Shares to the extent that Phoenix owns shares sufficient to satisfy the option. The Company will sell any Over-Allotment Shares as necessary if Phoenix does not own shares sufficient to satisfy the option in whole.

We have examined such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion.

The opinion expressed herein is limited in all respects to the application of the law of the Commonwealth of Virginia.

Based on the foregoing, and subject to the limitations and qualifications set forth herein, it is our opinion that the Phoenix Shares and any Over-Allotment Shares sold by Phoenix are validly issued, fully paid and non-assessable and the Company Shares and any Over-Allotment Shares sold by the Company, when issued against payment therefor pursuant to the Offering, will be validly issued, fully paid and non-assessable under the laws of the Commonwealth of Virginia.

Our opinion is expressed as of the date hereof, and we do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring after such date. We hereby consent to the filing of this

A Professional Corporation

MICHIGAN    •    VIRGINIA    •    WASHINGTON, D.C.    •    LONDON
Two James Center    1021 East Cary Street (23219)    P.O. Box 1320    Richmond, VA 23218-1320    Tel: 804.643.1991    Fax: 804.783.6507
www.williamsmullen.com

October 31, 2002

opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement.

Very truly yours,

WILLIAMS, MULLEN, CLARK & DOBBINS

By:	/s/ ROBERT E. SPICER, JR.
A Shareholder